     As filed with the Securities and Exchange Commission on December 28, 2001
                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        LAWRENCE FINANCIAL HOLDINGS, INC.
   (exact name of registrant as specified in its certificate of incorporation)

       Maryland                                            37-1724442
(state or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                             311 South Fifth Street
                               Ironton, Ohio 45638
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        LAWRENCE FINANCIAL HOLDINGS, INC.
                         2001 STOCK-BASED INCENTIVE PLAN

                            (Full Title of the Plan)

                       -----------------------------------

Jack L. Blair                                     Copies to:
President and Chief Executive Officer             Thomas P. Hutton, Esquire
Lawrence Financial Holdings, Inc.                 Aaron M. Kaslow, Esquire
311 South Fifth Street                            Muldoon Murphy & Faucette LLP
Ironton, Ohio 45638                               5101 Wisconsin Avenue, N.W.
(740) 532-0263                                    Washington, D.C.  20016
                                                  (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

========================================================================================================================
   Title of each Class of          Amount to be       Proposed Purchase       Estimated Aggregate       Registration
Securities to be Registered       Registered(1)        Price Per Share          Offering Price              Fee
------------------------------------------------------------------------------------------------------------------------
       Common Stock                   77,582
      $.01 par Value                Shares (2)            $14.45(3)                 $1,121,060               $281
------------------------------------------------------------------------------------------------------------------------
       Common Stock                   31,033
      $.01 par Value                 Shares(4)            $14.45(5)                 $  448,427               $113
========================================================================================================================

(1)  Together with an indeterminate  number of additional  shares  which may be necessary to adjust the number of shares reserved  for issuance  pursuant to the  Lawrence  Financial Holdings,  Inc. 2001 Stock-Based  Incentive  Plan (the
     "Incentive  Plan") as the result of a stock split, stock dividend or similar adjustment  of the outstanding  common stock of Lawrence Financial Holdings, Inc. ("Common Stock") pursuant to 17 C.F.R. Section 230.416(a).
(2)  Represents  the  total number  of  shares  of  Common Stock available for issuance as stock options pursuant to the
     Incentive Plan.
(3)  The fair market value of the Common Stock on December 26, 2001, at which stock options for 77,582 shares of Common
     Stock are available for grant under the Incentive Plan.
(4)  Represents the total number of shares of Common Stock available for issuance as restricted stock awards  under  the
     Incentive Plan.
(5)  The  fair market value  of the Common  Stock on  December 26, 2001,  at which 31,033 shares  of  Common Stock  are available to be awarded as restricted stock under the Incentive Plan.

This  Registration  Statement  shall become effective immediately upon filing in
accordance  with Section 8(a) of  the  Securities   Act of 1933, as amended (the
"Securities Act") and 17 C.F.R. Section 230.462

LAWRENCE FINANCIAL HOLDINGS, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The document containing the information for the Lawrence Financial Holdings, Inc. 2001 Stock-Based Incentive Plan (the "Incentive Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Incentive Plan as specified by Rule 428(b)(1). The document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

           (a) The Form 10-KSB, Annual Report, filed by the Registrant for the fiscal year ended December 31, 2000, (File No. 000-31847), which includes the consolidated balance sheets of Lawrence Financial Holdings, Inc. as of December 31, 2000, and 1999, and related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years then ended, filed with the SEC on March 30, 2001, as amended and refiled with the SEC on April 3, 2001.

           (b) The Form 10-QSB report filed by the Registrant for the fiscal quarter ended March 31, 2001, June 30, 2001, and September 30, 2001 (File No. 000-31847), filed with the SEC on May 14, 2001, August 7, 2001 and November 9, 2001, respectively.

           (c) The description of the Registrant's Common Stock contained in Registrant's Form 8-A (File No. 000-31847), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on October 26, 2000, and declared effective November 13, 2000, as incorporated by reference from the Company's Form SB-2 (File No. 333- 45404) declared effective on November 13, 2000.

           (d) All documents filed by the Registrant and the Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

           ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

Article TENTH of the Registrant's Certificate of Incorporation provides as follows:

         TENTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.   LIST OF EXHIBITS.

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         4      Lawrence  Financial  Holdings,  Inc. 2001  Stock-Based Incentive
                Plan.1

         5 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

         23.0 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included in Exhibit 5).

         23.1   Consent of Crowe, Chizek and Company LLP.

         24     Power of Attorney (located on the signature page.)


























----------------------
         1 Incorporated herein by reference from Appendix A contained in the Proxy Statement on Form DEF 14A (SEC No. 000-31847).

ITEM 9.   UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the
                           Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the
                  Registration   Statement   shall   be   deemed  to  be  a  new
                  Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Lawrence Financial Holdings, Inc. certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ironton, Ohio on December 28, 2001.

                                LAWRENCE FINANCIAL HOLDINGS, INC.


                                By: /s/Jack L. Blair
                                    ----------------------------------------
                                    Jack L. Blair
                                    President and Chief Executive Officer


           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           KNOW ALL MEN BY THESE  PRESENT,  that  each  person  whose  signature appears below constitutes and appoints Jack L. Blair as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      Name                              Title                       Date
      ----                              -----                       ----

/s/ Jack L. Blair           Director, President and Chief      December 28, 2001
-------------------------   Executive Officer
Jack L. Blair               (principal executive officer)


/s/ Rob Roy Walters         Chief Financial Officer            December 28, 2001
-------------------------   (principal accounting and
RobRoy Walters              financial officer)


/s/ Tracy E. Brammer, Jr.   Chairman of the Board              December 28, 2001
-------------------------
Tracy E. Brammer, Jr.



/s/ Charles E. Austin, II   Director                           December 28, 2001
-------------------------
Charles E. Austin, II

/s/ Herbert J. Karlet       Director                           December 28, 2001
------------------------
Herbert J. Karlet


/s/ Phillip O. McMahon      Director                           December 28, 2001
------------------------
Phillip O. McMahon


/s/ Robert N. Taylor        Director                           December 28, 2001
------------------------
Robert N. Taylor